Exhibit 99.1

4800 Montgomery Lane Suite 800 Bethesda, MD 20814	t (240) 497-9024 f (240) 627-4121	www.nwbio.com NASDAQ: NWBO

For immediate release at 9:00 a.m. on Monday, February 29, 2016

NW BIO Announces Registered Direct Offering Of Up To $27.6 Million

With Existing Institutional Investors

BETHESDA, Md., February 29, 2016 - Northwest Biotherapeutics (NASDAQ: NWBO) (NW Bio), a biotechnology company developing DCVax® personalized immune therapies for solid tumor cancers, today announced that it has entered into definitive agreements with current institutional investors for a registered direct offering with gross proceeds of up to approximately $27.6 million, assuming exercise in full of the overallotment option described below.

As part of the transaction, the Company will immediately sell approximately 5.88 million shares of common stock at a purchase price of $1.70 per share resulting in gross proceeds to the Company of $10 million. The investors will also receive warrants to purchase up to approximately 2.94 million shares of common stock with an exercise price of $2.25 per share. The warrants will have an exercise period of five years commencing on the 6-month anniversary of the warrant issuance.

In addition, Northwest granted to the investors a 60-day overallotment option to purchase up to an additional 5.88 million shares of common stock at a purchase price of $3.00 per share, for an aggregate purchase price of approximately $17.6 million. In connection with such purchase of shares pursuant to the overallotment option, the investors will receive warrants to purchase up to 2.94 million shares of the Company’s common stock with an exercise price of $4.00 per share and an exercise period of five years commencing on the 6-month anniversary of the warrant issuance.

The placement is expected to close on or about March 3, 2016, subject to satisfaction of customary closing conditions. H.C. Wainwright & Co., LLC acted as the exclusive placement agent for the transaction.

The securities described above are being offered pursuant to a shelf registration statement (File No. 333-207976), which was declared effective by the United States Securities and Exchange Commission ("SEC") on December 22, 2015.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or by request at H.C. Wainwright & Co., LLC, at placements@hcwco.com.

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on developing personalized immunotherapy products designed to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and on a cost-effective basis, in both the United States and Europe.  The Company has a broad platform technology for DCVax dendritic cell-based vaccines.  The Company’s lead program is a 348-patient Phase III trial in newly diagnosed Glioblastoma multiforme (GBM), which is on a partial clinical hold in regard to new screening of patients. GBM is the most aggressive and lethal form of brain cancer, and is an “orphan disease.”  The Company is under way with a 60-patient Phase I/II trial with DCVax-Direct for all types of inoperable solid tumors cancers.  It has completed enrollment in the Phase I portion of the trial.  The Company previously conducted a Phase I/II trial with DCVax-L for metastatic ovarian cancer together with the University of Pennsylvania.  The Company previously received clearance from the FDA for a 612-patient Phase III trial in prostate cancer.  In Germany, the Company has received approval of a 5-year Hospital Exemption for the treatment of all gliomas (primary brain cancers) outside the clinical trial.

Disclaimer

Statements made in this news release that are not historical facts, including statements concerning future treatment of patients using DCVax and future clinical trials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “believe,” “intend,” “design,” “plan,” “continue,” “may,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as risks related to the Company’s ongoing ability to raise additional capital, risks related to the Company’s ability to enroll patients in its clinical trials and complete the trials on a timely basis, uncertainties about the clinical trials process, uncertainties about the timely performance of third parties, risks related to whether the Company’s products will demonstrate safety and efficacy, risks related to the Company’s and Cognate’s abilities to carry out the intended manufacturing and expansions contemplated in the Cognate Agreements, risks related to the Company’s ability to carry out the Hospital Exemption program and risks related to possible reimbursement and pricing.  Additional information on these and other factors, including Risk Factors, which could affect the Company’s results, is included in its Securities and Exchange Commission (“SEC”) filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.  You should not place undue reliance on any forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

CONTACT

Les Goldman
202-841-7909	lgoldman@nwbio.com